Registration No. 333-


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933


                   GTE CALIFORNIA INCORPORATED
     (Exact name of registrant as specified in its charter)

      CALIFORNIA                                  95-0510200
(State of Incorporation)              (I.R.S. Employer
Identification No.)

              600 Hidden Ridge, Irving, Texas 75038
                         (214) 718-5600
  (Address and telephone number of principal executive offices)

                            _________

   DAVID S. KAUFFMAN, ESQ.                    CHARLES J. SOMES,
ESQ.
  GTE Service Corporation                  GTE California
Incorporated
    One Stamford Forum                          600 Hidden Ridge
 Stamford, Connecticut 06904                  Irving, Texas 75038
      (203) 965-2986                            (214) 718-5600
       (Names, addresses and telephone numbers of agents for
service)
                            _________

     Copies to: Robert W. Mullen, Jr., Esq., Milbank, Tweed,
Hadley & McCloy,
                 1 Chase Manhattan Plaza, New York, New York
10005.

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] 33-

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            _________



                                  CALCULATION OF REGISTRATION FEE



                              Proposed     Proposed
                              Maximum      Maximum
Title of Each Class             Amount     Offering   Aggregate
Amount of
   of Securities    To Be     Price Per    Offering
Registration
 To Be Registered             Registered           Unit
Price                Fee*



Debentures      $400,000,000   101%             $404,000,000
$139,310.35**



* Registration fee is calculated pursuant to Rule 457(a) under the Securities
  Act of 1933.

** As permitted by Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement also covers $100,000,000 of Debentures previously registered and unissued (Registration Statement No. 33-51541). The Registrant previously paid a filing fee of $313,448.28 with such registration statement ($34,827.59 of which is associated with the $100,000,000 of Debentures covered by the prospectus contained in this Registration Statement).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



         SUBJECT TO COMPLETION, DATED FEBRUARY 16, 1996

                   GTE CALIFORNIA INCORPORATED

                           DEBENTURES


                        ________________



     GTE California Incorporated (the "Company") intends to offer from time to time up to $500,000,000 aggregate principal amount of its debentures (the "New Debentures") in one or more series at prices and on terms to be determined at the time or times of sale. The aggregate principal amount, rate and time of payment of interest, maturity, initial public offering price, if any, redemption provisions and other specific terms of each series of New Debentures will be set forth in an accompanying prospectus supplement ("Prospectus Supplement").


                        ________________



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

                        ________________


     The Company may sell the New Debentures through underwriters or agents, or directly to one or more institutional purchasers.
A Prospectus Supplement will set forth the names of underwriters, if any, any applicable commissions or discounts, the price of the New Debentures and the net proceeds to the Company from any such sale or sales.

                        ________________


        The date of this Prospectus is           , 1996.




     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



               STATEMENT OF AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). These reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the following Regional Offices: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at its prescribed rates.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

       1. The Annual Report on Form 10-K of the Company for the year ended December 31, 1994;

       2. The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1995, June 30, 1995 and
       September 30, 1995;

       3.   The Current Reports on Form 8-K of the Company dated
       September 28, 1995 and November 9, 1995;

       4.   The Annual Report on Form 10-K of Contel of
       California, Inc. ("Contel California") for the year ended
       December 31, 1994;

       5.   The Quarterly Reports on Form 10-Q of Contel
       California for the quarters ended March 31, 1995, June 30,
       1995 and September 30, 1995; and

       6. The Current Reports on Form 8-K of Contel California dated September 28, 1995 and November 9, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the New Debentures hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests for such copies should be directed to David S. Kauffman, Esq., Assistant Secretary of the Company, at One Stamford Forum, Stamford, Connecticut 06904. Mr. Kauffman's telephone number is
(203) 965-2986.
                           THE COMPANY

     The Company was incorporated under the laws of the state of California in 1929 and provides telecommunications services in southern and central California. All of the common stock of the Company, constituting approximately 99.6% of the total voting stock, is owned by GTE Corporation ("GTE"). The Company's principal executive offices are located at 600 Hidden Ridge, Irving, Texas 75038, telephone number (214) 718-5600.

                               -2-
     The Company has a wholly-owned subsidiary, GTEL, which contains the majority of the Company's non-regulated operations. These operations include the sale, lease and maintenance of telecommunications equipment and other deregulated products and services.

                           THE MERGER

     In March 1991, the merger of the Company's parent, GTE, and Contel Corporation ("Contel") was consummated (the "Parent Merger"). In an interim decision issued on March 13, 1991, the California Public Utilities Commission (the "CPUC") approved a stipulation agreement which conditionally approved the Parent Merger. The interim decision also established a second phase of the proceeding in which GTE was directed to file documentation showing that the Parent Merger meets certain California statutory requirements. GTE was also ordered by the CPUC to submit a plan for the merger of any of the Contel and GTE regulated California subsidiaries. On September 14, 1992, the Company and Contel California joined with GTE and Contel in filing a comprehensive plan with the CPUC to merge Contel California into the Company with the Company to be the surviving corporation in the Merger (the "Merger"). The filing also contained detailed information to demonstrate that the Parent Merger should receive final approval.

     On April 20, 1994, the CPUC issued a decision giving final approval of the Parent Merger and approving the Merger. In its decision, the CPUC, based on its interpretation of California statutory requirements, determined that all of the estimated savings of the Merger had to be returned to ratepayers. The CPUC, however, provided GTE, Contel, the Company and Contel California (the "Applicants") the opportunity to supplement the evidentiary record to show why the estimated merger savings should be apportioned between the ratepayers and shareholders. The Applicants submitted the additional evidence requested by the CPUC on April 29, 1994. By making this filing, the effective date of the decision approving the Merger was delayed.

     While the CPUC was considering the new evidence, the California legislature enacted legislation that amended the Public Utilities Code to clearly authorize the CPUC to equitably apportion merger savings between ratepayers and shareholders; provided that at least 50 percent of those savings are returned to ratepayers. The new law became effective January 1, 1996. A decision approving the Merger under the terms of the amended legislation is expected during the first quarter of 1996.

     Contel California provides telecommunications services in the states of California, Nevada and Arizona. All of the common stock of Contel California is indirectly owned by GTE. Contel California is significantly smaller in terms of operating revenues, net income and total assets than the Company. It is currently anticipated, subject to receipt of final approval from the CPUC, that the Merger will be consummated in the second half of 1996.

                       RECENT DEVELOPMENTS

     On November 9, 1995, the Company and Contel California announced through GTE that in response to recently enacted and pending legislation and the increasingly competitive environment in which the Company and Contel California expect to operate, effective January 1, 1996, the Company and Contel California are discontinuing the use of accounting practices appropriate to regulated enterprises.

     The Company and Contel California have traditionally followed the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("FAS 71"). In general, FAS 71 required the Company and Contel


                               -3-
California to depreciate their plant and equipment over regulator approved lives which may extend beyond the assets' actual economic lives. FAS 71 also required the deferral of certain costs based upon approvals received from regulators to recover such costs in the future. As a result of these requirements, the recorded net book value of certain assets and liabilities, primarily telephone plant and equipment, was higher than that which would otherwise have been recorded.

     As a result of this decision, the Company and Contel California have recorded a non-cash, extraordinary charge of approximately $711,000,000 after taxes during the fourth quarter of 1995. This charge, which is based on the results of a comprehensive study of the economic lives of the Company's and Contel California's telephone plant and equipment, will have no effect on their customers or its liquidity and capital resources.

     The charge primarily represents an adjustment to the net book value of the fixed assets of the Company and Contel California, through an increase in accumulated depreciation, and is not expected to have a significant effect on depreciation expense of existing plant and equipment or earnings over the next several years (this adjustment, together with the adjustment to "Other Assets" referenced in the footnotes to the Pro Forma Condensed Consolidating Financial Statements included in this Prospectus, is hereinafter referred to as the "FAS 71 Adjustments"). The income statement effect of this change in accounting will be reflected in the statements of income as an extraordinary charge, net of tax, under the provisions of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71."

     In February 1996, federal telecommunications reform legislation was signed into law--addressing a wide range of competitive and regulatory issues that will affect the future development of local and long-distance services, cable television and information services.

     The Telecommunications Act of 1996 overhauls 62 years of telecommun-ications law, replacing government regulation with competition as the chief way of assuring that telecommunications services are delivered to customers. The bill removes many of the statutory and court-ordered barriers to competition between segments of the industry, enabling local-exchange, long-distance and cable companies to go head-to-head in offering voice, video and information services.

     The new law also sets guidelines to open local-exchange markets, loosens restrictions barring local telephone companies from entering the cable market, preserves universal service while equalizing the responsibility for contribution among all carriers, and lifts controls on cable prices.

     A key provision of the law also eliminates the legal restraints of the GTE Consent Decree which has kept the Company from providing interLATA services. This action will simplify the Company's ability to market local and interLATA service to customers as bundled service. GTE plans to offer interLATA services early in 1996.

     Another key aspect of the federal legislation requires local telephone companies to allow customers to pre-subscribe to a specific carrier to handle their intraLATA calls. Pre-subscribed customers will simply dial "1" before the telephone number in order to complete the intraLATA calls. This action will significantly increase competition in that market.






                               -4-
                         USE OF PROCEEDS

     The net proceeds from the offering and sale of the New Debentures, exclusive of accrued interest, will be applied (A) toward the repayment of short-term borrowings incurred (i) in connection with the redemption on December 15, 1995 of the following series of the Company's first mortgage bonds:

                  Original    Outstanding              Total
Principal
        Interest  Maturity  Principal Amount         Premium Paid
and Premium
Series    Rate      Date     at Redemption           at
Redemption        at Redemption


RR      7.75%12/01/98    $75,000,000      0       $ 75,000,000

and (ii) for the purpose of financing the Company's construction program, and (B) for general corporate purposes. At December 31, 1995, the Company had short-term borrowings exclusive of current maturities of $176,000,000 at an annual average interest rate of 5.67%. The Company's construction budget is currently estimated at approximately $521,000,000 for 1996. Contel California finances part of its construction program through the use of short term borrowings. At December 31, 1995, Contel California had short-term borrowings exclusive of current maturities of $51,800,000 at an annual average interest rate of 5.60%. Contel California's construction budget is currently estimated at approximately $44,000,000 for 1996. The balance of the funds for the completion of the 1996 construction program will be obtained primarily from internal sources and short-term loans.

        CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                         Nine
                        Months
                         Ended
                           September 30,    Years Ended December
31,
                         1995      1994   1993    1992    1991
1990
                        _______   _____ _______  ______   ____
____
Consolidated Ratios of
 Earnings to Fixed Charges
 (Unaudited) (a).............      5.67     7.31  2.25(b)   5.55
5.45   5.53

Pro Forma Combined Consolidated
 Ratios of Earnings to Fixed
 Charges (Unaudited) (a)(c).. 5.69     7.53  2.77(d)   6.11
5.93  5.89

___________

(a) Computed as follows: (1) "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charge; (2) "fixed charges" include interest expense and the portion of rentals representing interest.

(b) Results for 1993 include an after-tax restructuring charge of approximately $274,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $21,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Excluding these items, the consolidated ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 5.90.


                               -5-
(c) The pro forma combined consolidated ratios of earnings to fixed charges represent the ratios of the Company as if the Merger had been consummated at the beginning of each period presented.

(d) Results for 1993 include an after-tax restructuring charge of approximately $304,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $23,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Excluding these items, the pro forma combined consolidated ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 6.45.


UNAUDITED PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Consolidating Balance Sheet as of September 30, 1995, gives effect to the proposed Merger as if it had occurred as of the balance sheet date. The following Unaudited Pro Forma Condensed Consolidating Statements of Income for the nine month periods ended September 30, 1995 and 1994 and for the years ended December 31, 1994-1992 give effect to the proposed Merger as if it had occurred at the beginning of each of the respective periods presented. The pro forma condensed consolidating financial statements give effect to the Merger as a "pooling of interests" for accounting purposes and should be read in conjunction with the historical financial statements and the related notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and subsequent filings with the SEC. All material intercompany transactions have been eliminated in the pro forma statements. The corporation that will result from the Merger, currently scheduled to occur (subject to receipt of final approval from the CPUC) in the second half of 1996, is hereinafter referred to as the "Surviving Corporation."

     The pro forma data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position. Organizational and other costs to be incurred in connection with the Merger are not expected to be material.
























                               -6-

   Pro Forma Condensed Consolidating Balance Sheet (Unaudited)
                    As of September 30, 1995


                     (Thousands of Dollars)


                                                       Contel
                              Sub-
                               Company  California
Eliminations   total
                                             ___          _____
_____

ASSETS

Current Assets:
   Cash                   $   35,035$   1,774  $     $   36,809
   Accounts and notes receivable,
    less allowances of $49,973
    and $2,519 for the Company and
    Contel California, respectively511,07454,496(496)(1)565,074
   Materials and supplies     35,806       18            35,824
   Deferred income tax benefits73,122   5,490            78,612
   Prepayments and other      25,009    1,113            26,122

     Total current assets    680,046   62,891  (496)    742,441

Property, plant and equipment:
   Original cost           8,598,499  914,857         9,513,356
   Accumulated depreciation(3,911,731)(408,567)     (4,320,298)

      Net property, plant and equipment4,686,768506,290
5,193,058

Prepaid pension costs406,463         -                  406,463

Other assets                 147,700   14,985           162,685

Total assets              $5,920,977 $584,166 $(496) $6,504,647



                                FAS 71    Surviving
                               Adjustments      Corporation
                              ____________        ______

Current Assets:
   Cash                      $          $36,809
   Accounts and notes receivable,
    less allowances of $49,973
    and $2,519 for the Company and
    Contel California, respectively     565,074
   Materials and supplies                35,824
   Deferred income tax benefits          78,612
   Prepayments and other                 26,122

     Total current assets               742,441

Property, plant and equipment:
   Original cost                      9,513,356
   Accumulated depreciation(1,078,302)(4)(5,398,600)

      Net property, plant and equipment(1,078,302)(4) 4,114,756

Prepaid pension costs                   406,463

Other assets            (126,827)(5)     35,858

Total assets            $(1,205,129) $5,299,518




______________

See Notes to Pro Forma Condensed Consolidating Financial
Statements.

                               -7-
   Pro Forma Condensed Consolidating Balance Sheet (Unaudited)
                           (continued)
                    As of September 30, 1995

                      (Thousands of Dollars)
                                                       Contel
                              Sub-
                               Company  California
Eliminations   total
                                             ___          _____
_____
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Short-term debt, including current
    maturities            $  198,173 $    -    $       $198,173
 Notes payable to affiliates     -     40,042            40,042
 Accounts payable            170,156    3,746(496)(1)   173,406
 Accrued taxes               140,804    5,083           145,887
 Accrued interest             22,804      -              22,804
 Accrued payroll and vacations95,614    9,189           104,803
 Accrued dividends            82,726   10,663            93,389
 Accrued restructuring costs and other266,016 47,276
313,292

      Total current liabilities976,293115,999  (496)  1,091,796

Long-term debt             1,280,541   90,000         1,370,541

Reserves and deferred credits:
 Deferred income taxes       728,370   90,626           818,996
 Employee benefit obligations 97,147   64,004           161,151
 Restructuring costs and other487,494   9,710           497,204

      Total reserves and deferred credits1,313,011164,340
1,477,351

Shareholders' equity:
 Preferred stock              81,866      -              81,866
 Common stock              1,388,764   12,518         1,401,282
 Other capital                 2,040   78,917            80,957
 Reinvested earnings         878,462  122,392         1,000,854

    Total shareholders' equity2,351,132213,827        2,564,959

Total liabilities and shareholders' equity$5,920,977   $584,166
$ (496)                   $6,504,647


                                FAS 71    Surviving
                               Adjustments      Corporation
                                    ___      ______
Current liabilities:
 Short-term debt, including current
    maturities             $           $ 198,173
 Notes payable to affiliates              40,042
 Accounts payable                        173,406
 Accrued taxes                           145,887
 Accrued interest                         22,804
 Accrued payroll and vacations           104,803
 Accrued dividends                        93,389
 Accrued restructuring costs and other            313,292

      Total current liabilities        1,091,796

Long-term debt                         1,370,541

Reserves and deferred credits:
 Deferred income taxes  (494,081)(6)     324,915
 Employee benefit obligations            161,151
 Restructuring costs and other           497,204

      Total reserves and deferred credits(494,081)     983,270

Shareholders' equity:
 Preferred stock                          81,866
 Common stock                          1,401,282
 Other capital                            80,957
 Reinvested earnings    (711,048)(3)     289,806

    Total shareholders' equity(711,048)1,853,911

Total liabilities and shareholders' equity$(1,205,129) $5,299,518

______________

See Notes to Pro Forma Condensed Consolidating Financial
Statements.

                               -8-

Pro Forma Condensed Consolidating Statement Of Income (Unaudited)
              Nine Months Ended September 30, 1995


                      (Thousands of Dollars)


                                   Contel     FAS 71
Surviving
                       Company   California Adjustments
Corporation
                       _______   __________ ___________
___________

OPERATING REVENUES:$2,016,978   $230,702$56,888(2)   $2,304,568

OPERATING EXPENSES:
  Cost of sales & services779,399 86,240                865,639
  Depreciation & amortization    448,035    52,448
500,483
  Selling, general &
    administrative    304,640     34,410 56,888(2)      395,938


   Total operating expenses1,532,074173,098 56,888    1,762,060


OPERATING INCOME      484,904     57,604                542,508


OTHER DEDUCTIONS       75,159      8,266                 83,425

Income before income taxes409,745 49,338


Income taxes          171,030     21,587                192,617


Income before extraordinary
  charge              238,715     27,751                266,466

EXTRAORDINARY CHARGE     -          -   (711,048)(3)  (711,048)


     Net income (loss)$ 238,715 $ 27,751$ (711,048) $ (444,582)



__________

See Notes to Pro Forma Condensed Consolidating Financial
Statements.













CA:S-3:12
                               -9-


Pro Forma Condensed Consolidating Statement Of Income (Unaudited)
              Nine Months Ended September 30, 1994



                     (Thousands of Dollars)



                                             Contel     Surviving
                              Company      California
Corporation
                              _______      __________
___________

OPERATING REVENUES:       $2,167,879      $270,945     $2,438,824

OPERATING EXPENSES:
  Cost of sales & services   783,770        95,298        879,068
  Depreciation & amortization432,578        48,363        480,941
  Selling, general &
    administrative           344,370        30,358        374,728


     Total operating expenses1,560,718     174,019      1,734,737


OPERATING INCOME             607,161        96,926        704,087

OTHER DEDUCTIONS              68,845         8,499         77,344

Income before income taxes   538,316        88,427        626,743

Income taxes                 220,606        36,341        256,947


  Net income               $ 317,710      $ 52,086      $ 369,796



__________

See Notes to Pro Forma Condensed Consolidating Financial
Statements.

















CA:S-3:13
                              -10-


Pro Forma Condensed Consolidating Statement Of Income (Unaudited)
                  Year Ended December 31, 1994


                      (Thousands of Dollars)


                                   Contel     FAS 71
Surviving
                       Company   California Adjustments
Corporation
                       _______   __________ ___________
___________

OPERATING REVENUES:$2,881,730   $367,253$70,889(2)   $3,319,872

OPERATING EXPENSES:
  Cost of sales & services1,061,059123,777            1,184,836
  Depreciation & amortization    579,867    64,637
644,504
  Selling, general &
    administrative    418,319     55,652 70,889(2)      544,860
                    _________   ________     ________   _______

   Total Operating Expenses2,059,496244,070 70,889    2,374,200
                    _________   ________     ________  ________

OPERATING INCOME      822,485    123,187                945,672


OTHER DEDUCTIONS       94,480     11,321                105,801
                    _________   ________   _______
________
Income before income taxes728,005111,866                839,871


Income taxes          293,465     46,120                339,585
                    _________   ________   _______     ________

Income before extraordinary
  charge              434,540     65,746                500,286

EXTRAORDINARY CHARGE     -          -   (711,048)(3)  (711,048)
                    _________   ________   _______    _________

  Net income (loss) $ 434,540   $ 65,746$ (711,048) $ (210,762)



__________

See Notes to Pro Forma Condensed Consolidating Financial
Statements.













CA:S-3:14
                              -11-


Pro Forma Condensed Consolidating Statement Of Income (Unaudited)
                  Year Ended December 31, 1993


                     (Thousands of Dollars)


                                             Contel     Surviving
                              Company      California
Corporation
                              _______      __________
___________

OPERATING REVENUES:       $2,874,778      $384,637     $3,259,415

OPERATING EXPENSES:
  Cost of sales & services 1,092,559       121,927      1,214,486
  Depreciation & amortization583,066        58,431        641,497
  Selling, general &
    administrative           480,677        52,118        532,795
  Restructuring costs        445,175        48,987        494,162


     Total operating expenses2,601,477     281,463      2,882,940


OPERATING INCOME             273,301       103,174        376,475

OTHER DEDUCTIONS             109,147        10,708        119,855

Income before income taxes   164,154        92,466        256,620


Income taxes                  70,535        37,397        107,932


Income before extraordinary
  charge                      93,619        55,069        148,688

EXTRAORDINARY CHARGE(7)       20,214        19,751         39,965
                            ________       _______       ________

  Net income               $  73,405      $ 35,318      $ 108,723




_________

See Notes to Pro Forma Condensed Consolidating Financial
Statements.











CA:S-3:15
                              -12-


Pro Forma Condensed Consolidating Statement Of Income (Unaudited)
                  Year Ended December 31, 1992


                     (Thousands of Dollars)


                                             Contel
Surviving
                              Company      California
Corporation
                              _______      __________
___________

OPERATING REVENUES:       $2,921,018      $413,962     $3,334,980

OPERATING EXPENSES:
  Cost of sales & services 1,105,991       132,466      1,238,457
  Depreciation & amortization563,540        53,440        616,980
  Selling, general &
    administrative           481,937        61,579        543,516


     Total operating expenses2,151,468     247,485   2,398,953


OPERATING INCOME             769,550       166,477        936,027


OTHER DEDUCTIONS             117,019        12,046        129,065

Income before income taxes   652,459       154,431        806,890


Income taxes                 237,089        60,733        297,822



  Net income              $  415,370      $ 93,698     $  509,068



_________

See Notes to Pro Forma Condensed Consolidating Financial
Statements.
















                              -13-


 Notes to Pro Forma Condensed Consolidating Financial Statements
                           (Unaudited)



1.Represents the elimination of intercompany receivables and payables.

2.Represents the reclassification of the provision for uncollectible accounts to selling, general, and administrative expenses, consistent with non-regulated accounting practices.

3.Represents the after-tax effect of the adjustments described in notes 4 - 5 below.

4.Represents the write-down of property, plant, equipment, net due to an impairment of such assets resulting from depreciation lives set by regulators that are longer than the assets' economic lives.

5.Represents the write-off of net regulatory assets and the write-off of the original debt issuance costs associated with the refinancing of $75 million of long-term debt described under "Use of Proceeds" in this Prospectus.

6.Represents the tax effect of the adjustments described in notes
  4 - 5.

7.Represents the costs associated with early retirement of debt.

8.Reclassifications of prior year data have been made in the pro forma condensed consolidating financial statements where appropriate to conform to the third quarter 1995 presentation.
































CA:S-3:17
                              -14-

                       THE NEW DEBENTURES

     The New Debentures are to be issued as one or more series of the Company's debentures (the "Debentures") under an Indenture, dated as of December 1, 1993 (the "Indenture"), between the Company and First Trust of California, National Association, as successor trustee to Bank of America National Trust and Savings Association (the "Trustee"). By resolution of the Board of Directors of the Company specifically authorizing each new series of Debentures (a "Board Resolution"), the Company will designate the title of each series, aggregate principal amount, date or dates of maturity, dates for payment and rate of interest, redemption dates, prices, obligations and restrictions, if any, and any other terms with respect to each such series. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited Articles and Sections of the Indenture and the form of Board Resolution, which are filed as exhibits to the Registration Statement.

Form and Exchange

     The New Debentures are to be issued in registered form only in denominations of $1,000 and integral multiples thereof and will be exchangeable for New Debentures of the same series of other denominations of a like aggregate principal amount without charge except for reimbursement of taxes, if any. (ARTICLE TWO)

Maturity, Interest and Payment

     Information concerning the maturity, interest rate and payment dates of each series of the New Debentures will be contained in a Prospectus Supplement relating to that series of New Debentures.

Redemption Provisions, Sinking Fund and Defeasance

     Each series of the New Debentures may be redeemed upon not less than 30 days' notice at the redemption prices and subject to the conditions that will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. (ARTICLE THREE) If a sinking fund is established with respect to any series of the New Debentures, a description of the terms of such sinking fund will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. The Indenture provides that each series of the New Debentures is subject to defeasance. (SECTION 11.02)

Restrictions

     The New Debentures will not be secured. The Indenture provides, however, that if the Company shall at any time mortgage or pledge any of its property, the Company will secure the New Debentures, equally and ratably with the other indebtedness or obligations secured by such mortgage or pledge, so long as such other indebtedness or obligations shall be so secured. There are certain exceptions to the foregoing, among them that the Debentures need not be secured:

(i) in the case of (a) purchase money mortgages, (b) conditional sales agreements or (c) mortgages existing at the time of
purchase, on   property acquired after the date of the Indenture;

(ii) with respect to certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

(iii) with respect to mechanics' and similar liens in the ordinary course of business;

(iv) with respect to the Company's first mortgage bonds outstanding on the date of the Indenture, issued and secured by the Company and its predecessors in interest under various security instruments, all of which have been assumed by the Company (collectively, the "First Mortgage Bonds"), and any replacement or renewal (without increase in principal amount or extension of final maturity date) of such outstanding First Mortgage Bonds;

(v) with respect to First Mortgage Bonds which may be issued by the Company in connection with the consolidation or merger of the Company with or into certain affiliates of the Company in exchange for or otherwise in substitution for long-term senior indebtedness of any such affiliate ("Affiliate Debt") which by its terms (x) is secured by a mortgage on all or a portion of the
property of such affiliate, (y) prohibits long-   term senior
secured indebtedness from being incurred by such affiliate, or a successor thereto, unless the Affiliate Debt shall be secured equally and ratably with such long-term senior secured indebtedness or (z) prohibits long-term senior secured indebtedness from being incurred by such affiliate; or

(vi) with respect to indebtedness required to be assumed by the
Company in connection with the merger or consolidation of certain affiliates of the Company with or into the Company.  (SECTION
4.05)

     The Indenture does not limit the amount of debt securities which may be issued or the amount of debt which may be incurred by the Company. (SECTION 2.01) However, while the restriction in the Indenture described above would not afford holders of the New Debentures protection in the event of a highly leveraged transaction in which unsecured indebtedness was incurred, the issuance of most debt securities by the Company, including the New Debentures, does require state regulatory approval (which may or may not be granted). In addition, in the event of a highly leveraged transaction in which secured indebtedness was incurred, the above restriction would require the New Debentures to be secured equally and ratably with such secured indebtedness, subject to the exceptions described above. It is unlikely that a leveraged buyout initiated or supported by the Company, the management of the Company or an affiliate of either party would occur, because all of the common stock of the Company, constituting approximately 99.6% of the total voting stock, is owned by GTE, which has no current intention of selling its ownership in the Company.

Modifications of Indenture

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series of the Debentures or the rights of the holders of that series of Debentures. However, no such modification shall
(i) extend the fixed maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of each holder of Debentures then outstanding and affected thereby. (SECTION 9.02)

     The Company and the Trustee may execute, without the consent of any holder of Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

Events of Default

     The Indenture provides that the following described events constitute "Events of Default" with respect to each series of the Debentures thereunder: (a) failure for 30 business days to pay interest on the Debentures of that series when due; (b) failure to pay principal or premium, if any, on the Debentures of that series when due, whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; (c) failure to observe or perform any other covenant (other than those specifically relating to another series) in the Indenture for 90 days after notice with respect thereto; or (d) certain events in bankruptcy, insolvency or reorganization. (SECTION 6.01)

     The holders of a majority in aggregate outstanding principal amount of any series of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (SECTION 6.06) The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may rescind and annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (SECTION 6.01)

     The holders of a majority in aggregate outstanding principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of such series, waive any past default except a default in the payment of principal, premium, if any, or interest. (SECTION 6.06) The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

Concerning the Trustee

     The Trustee, prior to an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his own affairs. (SECTION 7.01) Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holders of Debentures, unless offered reasonable security or indemnity by such security holders against the costs, expenses and liabilities which might be incurred thereby. (SECTION 7.02) The Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (SECTION 7.01)

                             EXPERTS

     The financial statements and schedules included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Contel California's Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports on financial statements of the Company and Contel California, which include explanatory paragraphs with respect to the change in the method of accounting for postretirement benefits other than pensions and for income taxes as discussed in
Note 1 to each of the financial statements.

                      CERTAIN LEGAL MATTERS

     The validity of the New Debentures will be passed upon for the Company by Richard M. Cahill, Esq., Vice President - General Counsel of the Company. Certain legal matters in connection with the New Debentures will be passed upon for the underwriters, agents, or institutional purchasers by Milbank, Tweed, Hadley & McCloy of New York, New York.

                      PLAN OF DISTRIBUTION

     The Company may sell any series of the New Debentures in one or more of the following ways: (i) to underwriters for resale to the public or to institutional purchasers; (ii) directly to institutional purchasers; or (iii) through Company agents to the public or to institutional purchasers. The Prospectus Supplement with respect to each series of New Debentures will set forth the terms of the offering of such New Debentures, including the name or names of any underwriters or agents, the purchase price of such New Debentures and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such New Debentures may be listed.

     If underwriters are used in the sale, such New Debentures will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of New Debentures will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such New Debentures if any are purchased. In the event of a default of one or more of the underwriters involving not more than 10% of the aggregate principal amount of the New Debentures offered for sale, the non-defaulting underwriters would be required to purchase the New Debentures agreed to be purchased by such defaulting underwriter or underwriters. In the event of a default in excess of 10% of the aggregate principal amount of the New Debentures, the Company may, at its option, sell less than all the New Debentures offered.

     Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

____________________________________________
_____________________________






No dealer, salesman or any other person has
been authorized to give any information or
to make any representations other than those GTE California
Incorporated
contained in this Prospectus in connection
with the offer contained in this Prospectus,      ____________
and, if given or made, such information or
representations must not be relied upon.       PROSPECTUS
This Prospectus does not constitute an offer-
____________
ing by the Company or any dealer in any
jurisdiction in which such offering may not be lawfully made.



             TABLE OF CONTENTS

                                       Page


Statement of Available Information...   2
Incorporation of Certain Documents
 by Reference........................   2
The Company..........................   2
The Merger...........................   3
Recent Developments..................   3
Use of Proceeds......................   5
Consolidated Ratios of Earnings to
 Fixed Charges.......................   5
Unaudited Pro Forma Condensed
 Consolidating Financial Statements..   6
The New Debentures...................   15
Experts..............................   18
Certain Legal Matters................   18
Plan of Distribution.................   18
                                               ____________

                                                        , 1996



____________________________________________
_____________________________





CA:S-3:23
                             PART II


             INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

     The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.

1.  Registration fee.........................   $139,310.35
2.  Trustee's fees ..........................      7,500.00
3.  Cost of printing and engraving...........     25,000.00
4.  Accounting fees..........................     13,000.00
5.  Rating agencies' fees....................    186,500.00
6.  Miscellaneous............................      8,689.65

                                                $380,000.00


Item 15.  Indemnification of Directors and Officers.

     Pursuant to Section 317 of the California Corporations Code (the "CCC"), a corporation may indemnify its directors and officers by reason of service in such capacities against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which the director or officer was or is a party or is threatened to be made a party; provided, however, the director or officer has acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. With respect to any criminal proceedings, the director or officer must have had no reasonable cause to believe that his or her conduct was unlawful. In actions by, or in the right of, a corporation, no indemnification is available for expenses incurred with respect to a pending action settled or disposed of without court approval or with respect to any claim, issue or matter as to which such director or officer is adjudged liable unless, and only to the extent that, it is determined upon application in the court adjudicating the proceeding that, in view of all of the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnification against reasonable expenses incurred is mandatory to the extent the director or officer is successful in defense of the proceeding or any claim, issue or matter therein. In cases where the director or officer is not successful, indemnification must be approved by the court adjudicating the proceeding or by the corporation acting through its shareholders, disinterested directors or independent legal counsel.

     The indemnification provided as set forth above is not exclusive and a corporation may, under the CCC, grant additional rights to indemnification; provided, however, that in cases where directors or officers breach their duty to the corporation or its stockholders such indemnification may not limit the liability of directors or officers (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions believed to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith,
(iii) for any transaction from which the director or officer derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the duty to the corporation or its shareholders, (vi) in actions arising out of contracts in which the director or officer has a material financial interest or (vii) for claims arising from corporate actions which subject directors to joint and several liability under Section 316 of the CCC.

     As permitted by the CCC, the Company's By-laws provide for indemnification of directors and officers in accordance with the foregoing standards, provided such persons have acted in accordance with such standards. The Company also has insurance policies, as permitted by the CCC, on behalf of its directors and officers against certain liabilities which might be incurred by them in such capacities.

Item 16.  Exhibits.

     See Exhibit Index on Page E-1.

Item 17.  Undertakings.

     The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to officers, directors and controlling persons of the Company pursuant to any charter provision, by-law or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           SIGNATURES


     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Irving, State of Texas, on the 14th day of February, 1996

                              GTE CALIFORNIA INCORPORATED
                                   (Registrant)


                              By:       M.L. KEITH, JR.

                                        M.L. Keith, Jr.
                                            President

     Pursuant to the requirements of the Act, this Registration
Statement is signed below by the following persons in the capacities and on the dates indicated.



          M.L. KEITH, JR.                       )
                                                )
          M.L. Keith, Jr.     President         )
                              (Principal Executive     )
                                 Officer)       )
                                                )
                                                )
        GERALD K. DINSMORE                      )
                                                )
        Gerald K. Dinsmore    Senior Vice President    )
                                 -Finance and   )
                                  Planning and  )
                                  Director      )  February 14,
1996
                              (Principal Financial     )
                                 Officer)       )
                                                )
                                                )
                                                )
        WILLIAM M. EDWARDS, III                   )
                                                )
        William M. Edwards, III                 Controller  )
                              (Principal Accounting    )
                                 Officer)       )
                                                )
                                                )
                                                )
          MICHAEL B. ESSTMAN                    )
                                                )
          Michael B. Esstman                    Director    )

         THOMAS W. WHITE                  )
                                             )
         Thomas W. White      Director    )
                                          )
                                          )February 14, 1996
                                          )
         RICHARD M. CAHILL                )
                                             )
         Richard M. Cahill    Director    )

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports, dated January 25, 1995, included in the GTE California Incorporated Form 10-K for the year ended December 31, 1994, and the Contel of California, Inc. Form 10-K for the year ended December 31, 1994, and to all references to our Firm included in this Registration Statement.




                                   ARTHUR ANDERSEN LLP
                                   ARTHUR ANDERSEN LLP



Dallas, Texas
February 15, 1996

                          EXHIBIT INDEX

Exhibit
Number

 1.1 - Form of Purchase Agreement, including Standard Purchase
     Agreement Provisions (February 1996 Edition).

 2.1 - Agreement of Merger, dated September 10, 1992, between GTE
     California Incorporated and Contel of California
     (incorporated by reference from GTE California
     Incorporated's Registration Statement Form S-3, No.
     33-51541, filed with the Securities and Exchange Commission on December 17, 1993).

 4.1 - Form of Indenture between GTE California Incorporated and Bank of America National Trust and Savings Association, as Trustee, dated as of December 1, 1993 (incorporated by reference from GTE California Incorporated's Registration Statement on Form S-3, No. 33-51541, filed with the Securities and Exchange Commission on December 17, 1993).

 4.2 - Form of the Board Resolution under which the Debentures being registered are to be issued.

 5   - Opinion and consent of Richard M. Cahill, Esq.

12.1 - Statement of the consolidated ratios of earnings to fixed charges.

12.2 - Pro forma combined statement of the consolidated ratios of earnings to fixed charges.

23.1 - Consent of Arthur Andersen LLP is included elsewhere in this Registration Statement.

23.2 - Consent of Richard M. Cahill, Esq. (contained in opinion filed as Exhibit 5).

25   - Form T-1 Statement of Eligibility under the Trust
     Indenture Act of 1939, as amended, of First Trust of California, National Association, as successor trustee to Bank of America National Trust and Savings Association under the Indenture incorporated by reference in Exhibit 4.1.

26   - Form of Invitation for Bids.













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